MONTROSE ENVIRONMENTAL GROUP ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

- Record Year of Broad-Based Organic Revenue Growth (excluding CTEH) -

- Record Year of Customer Revenue Retention1 and Revenue from Cross Selling2 of Services -

- Continued Expansion of Patent Portfolio and Investments in Technology -

- Strong Balance Sheet; Acquisitions and Investments Funded with Strong Operating Cash Flow -

- Provides Bullish Outlook for Full Year 2023 -

Little Rock, Arkansas (February 28, 2023) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the fourth quarter and full year ended December 31, 2022.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “I am grateful for the efforts of my colleagues that have resulted in another incredible year for Montrose. Despite the anticipated decline in CTEH COVID-19 revenues, which were down approximately $125.0 million compared to 2021, our revenue, excluding CTEH, grew a record 26% organically year-on-year. As a result, our total revenue held steady year on year though we started the year expecting it to be down. The growth in our business, apart from CTEH, was broad-based and reflected strong organic growth across all of our segments. In particular, PFAS water treatment technology, greenhouse gas measurement and mitigation, and renewable energy services remain strong growth engines. We increased customer revenue retention1 to approximately 96% and nearly doubled cross-selling2 activity to roughly 35% of revenue in 2022. The strength of our business is also evident in our operating cash generation which remains robust. Our acquisitions and investments in our business in 2022 were funded by cash generated from operations.

We believe our controlled pace of acquisitions in 2022 was prudent as we focused on executing on our organic growth opportunities. Since the start of 2023, we have increased our cadence of M&A activity, announcing two transactions year-to-date with more expected this year. Looking to 2023 and given strong business tailwinds, we remain optimistic in our ability to continue creating substantial value for all our stakeholders.”

Mr. Manthripragada continued, “As we have highlighted since our IPO, the emergency response nature of our CTEH business remains difficult to predict, as was the case in Q4. We expect to mitigate the inherent variability in this business through our investment in the organic growth of their non-response services and acquisitions. We continue to believe in the incredible value and strong synergies between core Montrose and CTEH response services.

Our track record of organic growth, attractive end market exposure, strong acquisition pipeline and best-in-class service offerings gives us confidence in our ability to achieve our objectives in 2023 and beyond. We are very optimistic about 2023.”

_________________________________________

(1) Customer revenue retention defined as the percentage of revenue excluding CTEH from customers in 2021 that recurred in 2022. CTEH revenue is excluded from the calculation in light of episodic nature of emergency response work.

(2) Cross selling activity defined as the percentage of total revenue from customers purchasing two or more Montrose services within the same fiscal year.

Fourth Quarter 2022 Results

Total revenue in the fourth quarter of 2022 was $139.5 million compared to $143.8 million in the prior year quarter. The change in revenues was primarily due to lower demand for COVID-19 related services provided by CTEH. Excluding CTEH revenues of $25.8 million and $41.0 million in the fourth quarter 2022 and 2021, respectively, revenue in the fourth quarter of 2022 was $113.7 million compared to $102.8 million in the prior year quarter, an increase of 10.6% over the prior year period, mainly owing to strong organic growth in our Measurement and Analysis segment and strong growth in our Assessment, Permitting and Response businesses other than CTEH, as well as the contributions of acquisitions completed during the past twelve months.

Net loss was $(10.8) million, or a loss of $(0.50) per share, in the fourth quarter of 2022 compared to a net loss of $(1.5) million, or a loss of $(0.19) per share, in the prior year quarter. The year-over-year change was primarily attributable to higher stock-based compensation expense in the current year, partially offset by a fair value gain on our interest rate swap.

Adjusted Net Income3 was $6.4 million, and Adjusted Net Income Per Share3 was $0.07, in the fourth quarter of 2022 compared to Adjusted Net Income3 of $9.2 million, and Adjusted Net Income Per Share3 of $0.14 in the prior year quarter. The year-over-year change was primarily attributable to higher depreciation and interest expense in the current year, as well as an increase in the tax effect of adjustments.

Fourth quarter 2022 Consolidated Adjusted EBITDA3 was $17.8 million, compared to $17.3 million in the prior year quarter primarily due to stronger margins and organic growth in our Measurement and Analysis and Remediation and Reuse segments, which more than offset the expected decline in CTEH COVID-19-related revenue.

Full Year 2022 Results

Total revenue in the full year 2022 was $544.4 million compared to $546.4 million in the prior year. Excluding discontinued service revenues of $3.6 million and $12.1 million, respectively, total revenue in the full year 2022 was $540.8 million compared to $534.3 million in the prior year. The change in revenues was primarily driven by the expected and significantly lower COVID-19-related services provided by CTEH and the planned exit from legacy O&M contracts. Excluding CTEH revenues of $113.9 million and $231.5 million in the full year 2022 and 2021, respectively, and excluding the impact of discontinued services, revenue in the full year 2022 was $426.9 million compared to $302.8 million in the prior year, an increase of 41.0% over the prior year, primarily attributable to strong organic growth in the Measurement and Analysis and Remediation and Reuse segments and the non-CTEH businesses in our Assessment, Permitting and Response segment, as well as the contribution of acquisitions.

Net loss was $(31.8) million, or $(1.62) per share for the full year 2022, compared to a net loss of $(25.3) million, or $(1.56) per share, in the prior year period. The year-over-year change was primarily attributable to an increase in stock-based compensation expense in the current year, partially offset by lower interest expense and fair value gains on our interest rate swap in the current year.

Adjusted Net Income3 was $25.1 million, and Adjusted Net Income per Share3 was $0.24, for the full year 2022 compared to Adjusted Net Income3 of $29.1 million, and Adjusted Net Income per Share3 of $0.38, in the prior year period. The year-over-year change was primarily attributable to lower revenues from CTEH, partially offset by growth across nearly all other business lines and higher depreciation and income tax expense, partially offset by lower interest expense.

Consolidated Adjusted EBITDA3 for the full year ended December 31, 2022 was $66.2 million, compared to $73.2 million in the prior year period. The year-over-year change was primarily attributable to expected lower revenues from CTEH COVID-19 related services, primarily offset by strong growth across nearly all other business lines.

____________________________________

(3) Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, a reconciliation for historical periods to the most directly comparable GAAP measures and certain matters related to forward-looking non-GAAP information.

Operating Cash Flow, Liquidity and Capital Resources

Cash provided by operating activities for the full year ended December 31, 2022 was $20.6 million compared to cash provided by operating activities of $37.6 million in the prior year period. Cash flow from operations includes payment of contingent consideration of $19.5 million and $15.6 million in the current and prior year periods, respectively. Excluding these acquisition-related contingent earnout payments, which are not part of day-to-day operations, cash flow from operating activities was $40.1 million compared to $53.2 million in the prior year period.

As of December 31, 2022, Montrose had total debt, before debt issuance costs, of $166.3 million and $214.8 million of liquidity, including $89.8 million of cash and $125.0 million of availability on its revolving credit facility. At our current leverage ratio and inclusive of our fixed rate on $100.0 million of debt under our interest rate swap through January 2025, our weighted average interest rate was 3.5% as of December 31, 2022.

As of December 31, 2022, Montrose’s leverage ratio under its credit facility, which includes acquisition-related contingent earnout payments that may become payable in cash, was 1.3 times.

Acquisitions

In November 2022, Montrose acquired Huco Consulting, Inc., a leading consultant for integrating EHS and ESG data software. Based in Texas, Huco is part of the Company’s Assessment, Permitting and Response segment.

In January 2023, Montrose acquired the business of Frontier Analytical Laboratories, an environmental laboratory specializing in high-resolution gas chromatography mass spectrometry analytical services based in Northern California. Frontier is a part of the Company’s Measurement and Analysis Segment.

In February 2023, Montrose acquired Environmental Alliance (EAI), a leading environmental engineering and consulting business in Delaware. EAI is part of the Company’s Remediation and Reuse segment.

Full Year 2023 Outlook

The Company is introducing its full year 2023 outlook for revenue to be in the range of $550 million to $600 million and Consolidated Adjusted EBITDA3 to be in the range of $68 million to $74 million.

Our revenue and Consolidated Adjusted EBITDA3 outlook does not include any benefit from future acquisitions that have not yet been completed or any new large-scale CTEH response projects.

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, March 1, 2023 at 8:30 a.m. Eastern time to discuss fourth quarter and full year financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With 2,800+ employees across more than 80 locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Company to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

	(Unaudited)
	For the Quarter Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
REVENUES	$139,514	$143,794	$544,416	$546,413
COST OF REVENUES (exclusive of depreciation and amortization shown below)	90,833	96,336	351,882	369,028
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	45,175	34,793	176,295	117,658
FAIR VALUE CHANGES IN BUSINESS ACQUISITION CONTINGENCIES	245	337	(3,227)	24,372
DEPRECIATION AND AMORTIZATION	11,551	11,665	47,479	44,810
(LOSS) INCOME FROM OPERATIONS	(8,290)	663	(28,013)	(9,455)
OTHER INCOME (EXPENSE)
Other income (expense)	(935)	(637)	3,683	(2,546)
Interest expense—net	(1,229)	(407)	(5,239)	(11,615)
Total other expenses—net	(2,164)	(1,044)	(1,556)	(14,161)
LOSS BEFORE EXPENSE FROM INCOME TAXES	(10,454)	(411)	(29,569)	(23,616)
INCOME TAX EXPENSE	358	1,061	2,250	1,709
NET LOSS	$(10,812)	$(1,472)	$(31,819)	$(25,325)
EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	(45)	(18)	(28)	(35)
COMPREHENSIVE LOSS	(10,857)	(1,490)	(31,847)	(25,360)
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(4,100)	(4,100)	(16,400)	(16,400)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(14,912)	(5,572)	(48,219)	(41,725)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC AND DILUTED	29,720	29,503	29,688	26,724
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— BASIC AND DILUTED	$(0.50)	$(0.19)	$(1.62)	$(1.56)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$89,828	$146,741
Accounts receivable—net	94,711	98,513
Contract assets	52,403	40,139
Prepaid and other current assets	10,292	7,957
Income tax receivable	694	508
Total current assets	247,928	293,858
NON-CURRENT ASSETS:
Property and equipment—net	36,045	31,521
Operating lease right-of-use asset—net	26,038	23,532
Finance lease right-of-use asset—net	9,840	8,944
Goodwill	323,868	311,944
Other intangible assets—net	142,107	160,997
Other assets	6,088	2,298
TOTAL ASSETS	$791,914	$833,094
LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	63,412	68,936
Accrued payroll and benefits	20,528	25,971
Business acquisitions contingent consideration, current	3,801	31,450
Current portion of operating lease liabilities	7,895	6,888
Current portion of finance lease liabilities	3,775	3,512
Current portion of long-term debt	12,031	10,938
Total current liabilities	111,442	147,695
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	4,454	4,350
Other non-current liabilities	13	100
Deferred tax liabilities—net	5,742	4,006
Conversion option	25,731	23,081
Operating lease liability—net of current portion	19,437	16,859
Finance lease liability—net of current portion	6,486	5,756
Long-term debt—net of deferred financing fees	152,494	161,818
Total liabilities	325,799	363,665
COMMITMENTS AND CONTINGENCIES
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 at December 31, 2022 and 2021; aggregate liquidation preference of $182.2 million at December 31, 2022 and 2021	152,928	152,928
STOCKHOLDERS’ EQUITY:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at December 31, 2022 and 2021; issued and outstanding shares: 29,746,793 and 29,619,921 at December 31, 2022 and 2021, respectively	—	—
Additional paid-in capital	492,676	464,143
Accumulated deficit	(179,497)	(147,678)
Accumulated other comprehensive income	8	36
Total stockholders’ equity	313,187	316,501
TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$791,914	$833,094

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2022	2021
OPERATING ACTIVITIES:
Net loss	$(31,819)	$(25,325)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Recovery) provision for bad debt	(1,097)	1,135
Depreciation and amortization	47,479	44,810
Amortization of right-of-use asset	9,289	8,151
Stock-based compensation expense	43,290	10,321
Fair value changes in financial instruments	(3,396)	2,195
Fair value changes in business acquisition contingencies	(3,227)	24,372
Deferred income taxes	2,250	1,709
Debt extinguishment costs	—	4,052
Other	349	(195)
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	4,394	(36,164)
Prepaid expenses and other current assets	(1,763)	(1,148)
Accounts payable and other accrued liabilities	(9,878)	23,996
Accrued payroll and benefits	(6,830)	3,244
Payment of contingent consideration	(19,457)	(15,628)
Change in operating leases	(8,935)	(7,944)
Net cash provided by operating activities	$20,649	$37,581
INVESTING ACTIVITIES:
Proceeds from corporate owned and property insurance	329	413
Purchases of property and equipment and proprietary software development	(10,002)	(6,987)
(Payment) collection of purchase price true ups	(389)	(9,336)
Cash paid for acquisitions—net of cash acquired	(28,625)	(55,731)
Net cash used in investing activities	$(38,687)	$(71,641)
FINANCING ACTIVITIES:
Proceeds from line of credit	—	109,000
Payments on line of credit	—	(109,000)
Proceeds from term loans	—	175,000
Repayment of term loans	(8,750)	(173,905)
Payment of contingent consideration and other purchase price true ups	(11,107)	(9,865)
Repayment of finance leases	(3,967)	(2,711)
Proceeds from issuance of common stock in public offerings, net of issuance costs	—	169,783
Payments of deferred offering costs	(183)	(446)
Debt issuance cost	—	(2,590)
Proceeds from issuance of common stock for exercised stock options	1,643	7,237
Dividend payment to the series A-2 shareholders	(16,400)	(16,400)
Net cash (used in) provided by financing activities	$(38,764)	$146,103
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(56,802)	$112,043
Foreign exchange impact on cash balance	(111)	(183)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	146,741	34,881
End of period	$89,828	$146,741
(continued in next page)

	For the Year Ended December 31,
	2022	2021
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest, net	$6,514	$5,012
Cash paid for income tax, net	$789	$412
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment	$2,261	$790
Property and equipment purchased under finance leases	$5,061	$1,766
Common stock issued to acquire new businesses	$—	$8,320
Acquisitions unpaid contingent consideration	$8,255	$35,800
Acquisitions contingent consideration paid in shares	$—	$26,084
Offering costs included in accounts payable and other accrued liabilities	$—	$183
(concluded)

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income (Loss) as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, and other gain or losses, as set forth in greater detail in the table below. Adjusted Net Income (Loss) per Share represents Adjusted Net Income (Loss) attributable to stockholders divided by the weighted average number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2023. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss) . Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock and changes in business acquisition contingencies. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from acquisitions for the first twelve months following the date of acquisition and excluding revenues from businesses disposed of or discontinued. As a result of the significance of CTEH to Montrose, and the potential annual volatility in CTEH’s revenues due to the emergency response aspect of their business, we also disclose organic growth without the annual organic revenue growth of CTEH. We expect to continue to disclose organic revenue growth with and without CTEH. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically and expect to continue to do so.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(in thousands)

(Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net loss	$(10,812)	$(1,472)	$(31,819)	$(25,325)
Amortization of intangible assets(1)	8,474	9,216	36,053	35,154
Stock-based compensation (2)	10,915	3,734	43,290	10,321
Acquisition costs (3)	537	432	1,891	2,088
Fair value changes in financial instruments (4)	1,268	544	(3,396)	2,195
Expenses related to financing transactions (5)	—	—	7	50
Fair value changes in business acquisition contingencies (6)	245	337	(3,227)	24,372
Other losses and expenses (7)	2,494	553	4,459	1,400
Tax effect of adjustments (8)	(6,701)	(4,148)	(22,142)	(21,161)
Adjusted Net Income	$6,420	$9,196	$25,116	$29,094
Preferred Dividend Series A-2	(4,100)	(4,100)	(16,400)	(16,400)
Adjusted Net Income attributable to stockholders	$2,320	$5,096	$8,716	$12,694

Net loss per share attributable to stockholders	$(0.50)	$(0.19)	$(1.62)	$(1.56)
Adjusted Net Income per share(9)	$0.08	$0.17	$0.29	$0.48
Diluted Adjusted Net Income per share(10)	$0.07	$0.14	$0.24	$0.38

Weighted average common shares outstanding	29,720	29,503	29,688	26,724
Fully diluted shares	35,686	35,422	35,997	33,139

___________________________________

(1) Represents amortization of intangible assets.

(2) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(3) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(4) Amounts relate to the change in fair value of the interest rate swap instrument and the embedded derivative attached to the Series A-2 preferred stock.

(5) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(6) Reflects the difference between the expected settlement value of business acquisition contingencies at the time of the closing of acquisitions and the expected (or actual) value of these contingencies at the end of the relevant period.

(7) In 2022, amounts include costs associated with the exiting of the legacy water treatment and biogas operations and maintenance contracts and the Company's start-up lab in Berkley, California, as well as an impairment charge for certain operating lease right-of-use assets and severance costs related to the restructuring within our soil remediation business. In 2021, amounts include non-operational charges incurred due to the remeasurement of finance leases as a result of the adoption of ASC 842 and costs related to the implementation of a new ERP.

(8) Applies Montrose's marginal tax rate of 28.0% to non-GAAP adjustments above, which are each pre-tax.

(9) Represents Adjusted Net Income attributable to stockholders divided by the weighted average common shares outstanding.

(10) Represents Adjusted Net Income attributable to stockholders divided by fully diluted shares.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(in thousands)

(Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2022	2021(a)	2022	2021(a)
Net loss	$(10,812)	$(1,472)	$(31,819)	$(25,325)
Interest expense	1,229	407	5,239	11,615
Income tax expense	358	1,061	2,250	1,709
Depreciation and amortization	11,551	11,665	47,479	44,810
EBITDA	$2,326	$11,661	$23,149	$32,809
Stock-based compensation (1)	10,915	3,734	43,290	10,321
Acquisition costs (2)	537	432	1,891	2,088
Fair value changes in financial instruments (3)	1,268	544	(3,396)	2,195
Expenses related to financing transactions (4)	—	—	7	50
Fair value changes in business acquisition contingencies (5)	245	337	(3,227)	24,372
Other losses and expenses(6)	2,494	553	4,459	1,400
Consolidated Adjusted EBITDA	$17,785	$17,261	$66,173	$73,235

___________________________________

(a) Prior period amounts have been recalculated from amounts originally disclosed using the current methodology. See the Company's Q2 2022 earnings release dated August 8, 2022 for a discussion of the change in methodology.

(1) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(2) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(3) Amounts relate to the change in fair value of the interest rate swap instrument and the embedded derivative attached to the Series A-2 preferred stock.

(4) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(5) Reflects the difference between the expected settlement value of business acquisition contingencies at the time of the closing of acquisitions and the expected (or actual) value of these contingencies at the end of the relevant period.

(6) In 2022, amounts include costs associated with the exiting of the legacy water treatment and biogas operations and maintenance contracts and the Company's start-up lab in Berkley, California, as well as an impairment charge for certain operating lease right-of-use assets and severance costs related to the restructuring within our soil remediation business. In 2021, amounts include non-operational charges incurred due to the remeasurement of finance leases as a result of the adoption of ASC 842 and costs related to the implementation of a new ERP.